EXHIBIT 10.26

Base Salaries of Named Executive Officers

The executive officers named in the compensation table in Monsanto’s proxy statement dated Dec. 9, 2011 (the “Named Executive Officers”) have their base salaries determined yearly by the People and Compensation Committee (the “Committee”) of the Board of Directors. It is anticipated that such determinations will occur annually, effective during a pay period in the following January. The Named Executive Officers are all “at will” employees, and do not have written or oral employment agreements other than change of control agreements, the form of which is filed, as required, as an exhibit to reports filed by the Company under the Exchange Act. The Company, upon the approval of the Committee, retains the right to unilaterally decrease or increase the Named Executive Officers’ base salaries at any time.

In October 2012, the Committee approved for the Company’s Named Executive Officers the following base salaries to become effective as of Jan. 7, 2013:

Named Executive Officer	Base Salary (as of 01/09/12)	Base Salary (as of 01/7/13)

Hugh Grant Chairman of the Board and Chief Executive Officer	$1,431,856	$1,460,500

Pierre C. Courduroux Senior Vice President and Chief Financial Officer	$525,000	$580,000

Brett D. Begemann President and Chief Commercial Officer	$600,000	$688,500

Robert T. Fraley, Ph.D. Executive Vice President and Chief Technology Officer	$624,240	$637,000

David F. Snively Executive Vice President, Secretary and General Counsel	$530,400	$580,000

The Company intends to provide additional information regarding other compensation awarded to the Named Executive Officers in respect of and during the 2012 fiscal year in the definitive proxy statement for its 2013 annual meeting of shareowners, which proxy statement is expected to be filed with the Securities and Exchange Commission in December 2012.